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                                                                 Exhibit 99.1

                      -------------------------------
                          CARL THOMPSON ASSOCIATES
                      -------------------------------

                        INVESTOR RELATIONS SERVICES

     1075 SOUTH BOULDER ROAD * SUITE 205 * LOUISVILLE, COLORADO * 80027
            email: cta@ctaonline.com * http://www.ctaonline.com
           tel: 303-665-4200 OR 800-959-9677 * fax: 303-665-6955


                  MAIL-WELL COMPLETES SALE OF SENIOR NOTES


ENGLEWOOD, COLO. (MARCH 13, 2002) -- Mail-Well, Inc. (NYSE: MWL) today announced the completion of its private offering of $350 million principal amount of its 9 5/8% Senior Notes due 2012. The company is using the proceeds from the offering to repay a portion of its senior debt, including over $194 million of its secured term bank debt.

In conjunction with this offering, the company obtained from its syndicate of banks an amendment to its existing banking agreement that will allow the company to set aside funds to retire its existing 5% convertible bonds when they come due November 2002.

The notes initially will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

Mail-Well is engaged in the commercial printing, envelope, label and printed office products businesses.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Please refer to the Company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks.


CONTACT:             Mr. Michel P. Salbaing
                     Senior Vice President and Chief Financial Officer MAIL-WELL, INC.
                     (303) 790-8023

                     Gregory B. Powell, Senior Vice President
                     Bevo Beaven, Senior Account Executive
                     CARL THOMPSON ASSOCIATES
                     (800) 959-9677


   NOTE: News Releases and other information on Mail-Well can be accessed at no charge at www.mail-well.com

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